EXHIBIT 2

                                VOTING AGREEMENT

         This Voting Agreement dated as of June 3, 1998 (this "Agreement"), is by and among Avalon Cable of Michigan Holdings Inc., a Delaware corporation ("Buyer"), Cable Michigan, Inc., a Pennsylvania corporation (the "Company"), and Level 3 Telecom Holdings, Inc., a Delaware corporation ("LTTH").

         WHEREAS, LTTH owns 3,330,121 shares of the Company's Common Stock, $1.00 par value per share ("Common Stock") (all shares of Common Stock now owned and which may hereafter be acquired by LTTH prior to the termination of this Agreement shall be referred to herein as the "Shares");

         WHEREAS, the Company, Buyer, and Avalon Cable of Michigan Inc., a Delaware corporation and wholly owned subsidiary of Buyer ("Merger Subsidiary") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the "Merger Agreement"), which provides, among other things, that Merger Subsidiary will merge with the Company (the "Merger") (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement);

         WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement that LTTH agree, and in order to induce Buyer to enter into the Merger Agreement, LTTH has agreed, to enter into this Agreement; and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                VOTING OF SHARES

         SECTION 1.1. Voting Agreement. LTTH hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, LTTH shall vote its Shares: (i) in favor of the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions") with respect to which LTTH may be entitled to vote, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combinations of or by the Company or any of its Subsidiaries other than the Transactions, or any other action or agreement, that would in any such case result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that would result in any of the conditions to the obligations of the Company under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to the consummation of the Transactions with respect to which LTTH may be entitled to vote. LTTH acknowledges receipt and review of a copy of the Merger Agreement.

                                    ARTICLE 2

                     REPRESENTATIONS AND WARRANTIES OF LTTH

         LTTH hereby represents and warrants to Buyer and the Company as follows:

         SECTION 2.1. Authority Relative to this Agreement. LTTH has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by LTTH and the consummation by LTTH of the transactions contemplated hereby have been duly and validly authorized by LTTH, and no other proceedings on the part of LTTH are necessary to authorize the execution and delivery of this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by LTTH and constitutes a legal, valid and binding obligation of LTTH, enforceable against LTTH in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyance and preferential transfers, and (y) for the limitations imposed by general principles of equity.

         SECTION 2.2.  No Conflict.

         (a) The execution and delivery of this Agreement by LTTH do not, and the performance of this Agreement by LTTH will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of LTTH, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to LTTH or by which LTTH's Shares are bound or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any contract or agreement to which LTTH is a party or by which LTTH or the Shares are bound, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by LTTH of its obligations under this Agreement.

         (b) The execution and delivery of this Agreement by LTTH do not, and the performance of this Agreement by LTTH will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except (i) filings with the SEC under the Exchange Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by LTTH of its obligations under this Agreement.

         SECTION 2.3. Title to the Shares. LTTH is the owner of the Shares, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances (collectively, "Liens") of any nature whatsoever. LTTH has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. LTTH has sole voting power with respect to the Shares.

                                    ARTICLE 3

                                COVENANTS OF LTTH

         SECTION 3.1. No Inconsistent Agreement. LTTH hereby covenants and agrees that it shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares which is inconsistent with this Agreement.

         SECTION 3.2. Transfer of Title. LTTH hereby covenants and agrees that, LTTH will not transfer ownership of any of its Shares except where the transferee agrees in writing to be bound by the terms and conditions of this Agreement. Nothing else contained in this Agreement shall be construed to prohibit any transfer permitted by this Section 3.2.

                                    ARTICLE 4

                                  MISCELLANEOUS

         SECTION 4.1. Termination. This Agreement shall terminate on the earliest to occur of (i) the date of consummation of the Merger, (ii) the first anniversary of the date hereof, and (iii) the date of the termination of the Merger Agreement.

         SECTION 4.2. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 4.3. Entire Agreement. This Agreement constitutes the entire agreement among the parties, and supersedes all prior written and oral and all contemporaneous oral agreements and understandings, with respect to the subject matter hereof.

         SECTION 4.4. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 4.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 4.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under principles of conflicts of law applicable hereto.

         SECTION 4.7. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 4.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 4.9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answerback, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows: (a) if to LTTH, to it at 3555 Farnam Street, Omaha, Nebraska 68131, Telecopy: (402) 536-3645, attention: Matthew J. Johnson, with a copy to Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017, Telecopy: (212) 450-8000, attention: William L. Taylor, (b) if to the Company, to it at 105 Carnegie Center, Princeton, New Jersey 08540, Telecopy:
(609) 734- 3830, attention: General Counsel, with a copy to Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, Telecopy: (212) 450-4800, attention: William L. Taylor or (c) if to Buyer, to it c/o ABRY Partners, L.P., 18 Newbury Street, Boston, Massachusetts 02116, Telecopy: (617) 859-2797, attention: Jay Grossman with a copy to Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, Telecopy: (312) 861-2200, attention:
Jill Sugar Factor or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person or by telecopy shall be deemed effective on delivery. Any notice or communication sent by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

         SECTION 4.10. Assignments. This Agreement shall not be assigned by operation of law or otherwise.

         SECTION 4.11. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                             AVALON CABLE OF MICHIGAN
                                               HOLDINGS INC.

                                             By: /s/ Peggy Koenig
                                               ---------------------------------
                                               Name: Peggy Koenig
                                               Title: President

                                             CABLE MICHIGAN, INC.

                                             By: /s/ Mark Haverkate
                                               ---------------------------------
                                               Name: Mark Haverkate
                                               Title: President, Chief Operating
                                                             Officer

                                            LEVEL 3 TELECOM HOLDINGS, INC.

                                            By: /s/ Matthew Johnson
                                                --------------------------------
                                                Name:  Matthew Johnson
                                                Title: Vice President, Corporate
                                                             Legal